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                                                                      Exhibit 16

March 24, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Compass Bancshares, Inc. Employee Stock Ownership Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Compass Bancshares, Inc. Employee Stock Ownership Plan dated March 16, 2006. We agree with the statements concerning the dismissal of our Firm as the independent registered public accounting firm of Compass Bancshares, Inc. Employee Stock Ownership Plan in such Form 8-K.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP